Exhibit 10.2

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This First Amendment to Second Amended and Restated Credit Agreement (this “First Amendment”) is made as of December 16, 2016 to that certain Second Amended and Restated Credit Agreement dated as of October 6, 2014 (together with any modifications or amendments thereto, collectively, the “Agreement”) by and among:
SPECIALTY RETAILERS, INC., a Texas corporation (“Borrower”);
STAGE STORES, INC., a Nevada corporation (“Parent”);
WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and Collateral Agent for the Lenders (collectively, the “Agents”); and
The LENDERS who are parties to the Agreement.
BACKGROUND:
The Loan Parties have requested that the Agents and the Lenders amend certain provisions of the Agreement, and the Agents and the Lenders have agreed to do so as set forth herein. Accordingly, it is hereby agreed as follows:

1.	Definitions. All capitalized terms used in this First Amendment and not otherwise defined shall have the same meanings herein as in the Agreement.

2.	New Definitions. Section 1.01 of the Agreement is hereby amended by inserting the following new definitions in their appropriate alphabetical order:

(a)
“ “Anti-corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or its Subsidiaries concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.”

(b)	“ “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”

(c)
“ “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”

(d)
“ “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an

EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

(e)	“ “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”

(f)
“ “EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”

(g)	“ “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.”

(h)	“ “First Amendment Effective Date” means December 16, 2016.”

(i)	“ “First Amendment Fee Letter” means that certain fee letter, dated as of the First Amendment Effective Date, between the Borrower and Administrative Agent.”

(j)
“ “Increased Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any payment, the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be equal to or greater than twenty-five percent (25%) of the Loan Cap.”

(k)	“ “OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.”

(l)
“ “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is the subject of Sanctions, including the subject of any country sanctions program administered and enforced by OFAC.”

(m)
“ “Sanctioned Person” means, at any time, (a) any a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is the subject of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.”

(n)
“ “Sanction(s)” means individually and collectively, respectively, any and all economic, trade, financial or other sanctions laws, regulations or embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by OFAC and/or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other governmental authority in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business.”

(o)
“ “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”

3.	Amended Definitions. Section 1.01 of the Agreement is further amended by amending the following definitions, as follows:

(a)	Adjusted Total Commitments. The definition of “Adjusted Total Commitments” is hereby deleted and the following is inserted in its stead:

“ “Adjusted Total Commitments” shall mean, at any time, the sum of (i) Ordinary Commitments (as set forth on Schedule 1.1) for each Lender, subject to possible increase pursuant to Section 2.02, plus (ii) the Seasonal Commitment Increased Utilized Amount.”

(b)
Cash Dominion Event. The definition of “Cash Dominion Event” is hereby amended by deleting the references to “$25,000,000” in each instance where it appears and substituting “$35,000,000” in its stead.

(c)
Covenant Compliance Event. The definition of “Covenant Compliance Event” is hereby amended by deleting the references to “$25,000,000” in each instance where it appears and substituting “$35,000,000” in its stead. Additionally, the last sentence of the definition of “Covenant Compliance Event” is deleted and the following is inserted in its stead:

“ “The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive, or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition arise again.”

(d)	Deteriorating Lender. The definition of “Deteriorating Lender” is hereby amended by inserting the following provision as a new subclause (f) thereto:

“or (f) is the subject of a Bail-In Action.”

(e)	Fee Letter. The definition of “Fee Letter” is hereby deleted in its entirety and the following is inserted in its stead:

“ “Fee Letter” means collectively, (i) means the letter entitled “Fee Letter” among the Borrower and the Administrative Agent dated as of the Effective Date, and (ii) the First Amendment Fee Letter, as each such letter may from time to time be amended.”

(f)	Letter of Credit Sublimit. The first sentence of the definition of “Letter of Credit Sublimit” is hereby deleted in its entirety and the following is inserted in its stead:

“ “Letter of Credit Sublimit” means an amount equal to $25,000,000.”

(g)	Maturity Date. The definition of “Maturity Date” is hereby deleted in its entirety and the following is substituted in its stead:

“ “Maturity Date” means December 16, 2021.”

(h)	Payment Conditions. The definition of “Payment Conditions” is hereby deleted in its entirety and the following is inserted in its stead:

“ “Payment Conditions” means, at the time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making of the subject payment and (b) after giving effect to such payment, either (1) (i) the Pro Forma Availability Condition has been satisfied and (ii) the Consolidated Fixed Charge Coverage Ratio, as calculated on a pro-forma basis for the twelve months prior to such payment, will be equal to or greater than 1.0:1.0, or (2) the Increased Pro Forma Availability Condition has been satisfied. Prior to undertaking any payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent and the Lenders evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent; provided that, so long as Excess Availability is equal to or greater than fifty percent (50%) of the Loan Cap, the Loan Parties shall not be required to deliver to the Administrative Agent and the Lenders evidence of satisfaction of the conditions contained in clause (b) above with respect to the repurchase of the equity interests of the Parent on the open market in the ordinary course of business (the “Ordinary Course Stock Buybacks”); provided further that, nothing herein shall be deemed a waiver of the requirements set forth in clauses (a) and (b) above as a condition to the Parent making any Ordinary Course Stock Buybacks, and the making of any Ordinary Course Stock Buybacks shall be deemed a representation and warranty by the Loan parties that such requirements have been complied with.”

(i)	Total Commitments. The definition of “Total Commitments” is hereby deleted in its entirety and the following is inserted in its stead:

“ “Total Commitments” shall mean, at any time, the sum of the applicable Commitments at such time as set forth on Schedule 1.1, subject to possible increase pursuant to Section 2.02. As of the First Amendment Effective Date, the Total Commitments aggregate $450,000,000.”

4.	Additional Amendments to the Agreement

(a)	Section 2.02 of the Agreement is hereby amended by deleting the reference to “$450,000,000” in each instance where it appears and substituting “$550,000,000” in its stead.

(b)	Article III of the Agreement (Representations and Warranties) is hereby amended by inserting the following as a new SECTION 3.18:

“SECTION 3.18. OFAC and Anti-Corruption Laws. No Loan Party nor any of its Subsidiaries is the subject or target of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures, in the Loan Parties’ reasonable business judgment, designed to promote and achieve compliance by the Loan Parties and their Subsidiaries with the Anti-corruption Laws. Each of the Loan Parties and its Subsidiaries have conducted their business in material compliance with the Anti-corruption Laws.”

(c)
Section 5.09(b) of the Agreement (Books and Records; Inspection and Audit Rights; Appraisals; Accountants) is hereby amended by deleting the words “fifty percent (50%) of the Loan Cap” where they appear in the proviso and substituting “twenty-five percent (25%) of the Loan Cap” in their stead.

(d)	Section 5.12 of the Agreement (Use of Proceeds and Letters of Credit) is hereby amended by inserting the following provision at the end thereof:

“The Loan Parties will not, directly or, to their knowledge, indirectly, use the proceeds of any loan made or Letter of Credit issued hereunder in a violation of Anti-corruption Laws or any applicable Sanction.”

(e)	Section 6.01(a) of the Agreement (Indebtedness and Other Obligations) is hereby amended as follows:

(i)	Subclause (iv) thereof is hereby restated in its entirety as follows:
“(iv) Indebtedness of any Loan Party (A) to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, (B) incurred pursuant to a financing of any fixed or capital assets which are owned and unencumbered at the time of such financing, and (C) assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any of the foregoing Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $100,000,000 at any time outstanding;”

(ii)	Subclause (viii) thereof is hereby restated in its entirety as follows:

“(viii) Indebtedness incurred to finance insurance premiums in the ordinary course of business;”

(f)	Section 9.01 of the Agreement (Notices) is hereby amended by deleting subsections (a) and (b) thereof in their entirety, and substituting the following in their stead:

“ “(a) if to any Loan Party, to it at 2425 West Loop South, Houston Texas 77027, Attention: Chief Financial Officer (Telecopy No. (713) 300‑0923), with a copy to the attention of the Chief Legal Officer of the Loan Party at the same mailing address (emailed to LegalNotices@StageStores.com);
“ “(b) if to the Administrative Agent or the Collateral Agent, or the Swingline Lender to Wells Fargo Bank, National Association, One Boston Place, Boston, Massachusetts 02108, Attention: Mr. Jai Alexander (Telecopy No. (855) 735‑2006), with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: Kevin M. Murtagh, Esquire (Telecopy No. (617) 692‑3437);”

(g)	Section 9.16 of the Agreement (Foreign Asset Control Regulations) is hereby amended by inserting the following provision at the end thereof:

“No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures, in the Loan Parties’ reasonable business judgment, designed to promote and achieve compliance by the Loan Parties and their Subsidiaries with the Anti-corruption Laws. Each of the Loan Parties and its Subsidiaries have conducted their business in material compliance with the Anti-corruption Laws.”

(h)	The Agreement is hereby amended by adding the following new Section 9.20 at the end thereof:

“SECTION 9.20. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”

(i)
Restated Schedules. Each of the Schedules to the Agreement is hereby restated in its entirety by the substitution of the corresponding Schedules attached to this First Amendment, each of which is hereby incorporated into the Agreement.

5.	Ratification of Loan Documents; Representations and Warranties; Waiver of Claims.

(a)
Except as otherwise expressly provided herein, all terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm (i) all Loan Documents as amended hereby, and (ii) that all representations and warranties of the Loan Parties contained in the Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that (i) such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true, correct, and complete in all material respects as of such earlier date, or (ii) such representations and warranties are already qualified by Material Adverse Effect, “materiality” or similar qualifier, in which case, such representations and warranties are true, correct, and complete in all respects.

(b)	The Loan Parties hereby represent and warrant as follows:

(i)
as of the First Amendment Effective Date, and immediately after giving effect to the consummation of the transactions contemplated by this First Amendment to occur on the First Amendment Effective Date, no Default or Event of Default has occurred and is continuing;

(ii)
all corporate and shareholder action on the part of the Loan Parties and all consents and approvals necessary for the valid execution, delivery and performance by the Loan Parties of this First Amendment and the documents, instruments and agreements delivered in connection herewith have been duly and effectively taken and evidence thereof reasonably satisfactory to the Agent has been provided to the Agent; and

(iii)
as of the First Amendment Effective Date, and immediately after giving effect to the consummation of the transactions contemplated by the First Amendment to occur on the First Amendment Effective Date, the Loan Parties, on a consolidated basis, are Solvent.

(c)
Each of the Loan Parties hereby acknowledges and agrees that, as of the First Amendment Effective Date, there is no basis or set of facts on the basis of which any amount (or any portion thereof) owed by the Loan Parties under the Loan Documents could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, offset, or defense (or other right, remedy, or basis having a similar effect) available to the Loan Parties with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

(d)
Each of the Loan Parties hereby acknowledges and agrees that, as of the First Amendment Effective Date, it has no offsets, defenses, claims, or counterclaims against the Agent or any Lender, or any of their respective affiliates, predecessors, successors, or assigns, or any of their respective officers, directors, employees, attorneys, or representatives, with respect to the Obligations, and that if any Loan Party now has, or ever did have prior to the First Amendment Effective Date, any offsets, defenses, claims, or counterclaims against the Agent or any Lender, or their respective affiliates, predecessors, successors, or assigns, or their respective officers, directors, employees, attorneys, or representatives, with respect to the Obligations, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this First Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES the Agent and each Lender and their respective officers, directors, employees, attorneys, representatives, affiliates, predecessors, successors, and assigns from any liability therefor.

6.	Conditions to Effectiveness. This First Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Agent:

(a)	The Agent shall have received counterparts of this First Amendment, each duly executed and delivered by each of the parties hereto.

(b)
All corporate and shareholder action on the part of the Loan Parties and all consents and approvals necessary for the valid execution, delivery and performance by the Loan Parties of this First Amendment and the documents, instruments and agreements delivered in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

(c)
As of the First Amendment Effective Date, and after giving effect to all transactions contemplated to occur as of the First Amendment Effective Date (including the provision of any Credit Extensions on the First Amendment Effective Date), Excess Availability shall be not less than $150,000,000.

(d)	After giving effect to this First Amendment, no Default or Event of Default shall have occurred and be continuing.

(e)
Agent shall have received the opinion of counsel to Loan Parties with respect to customary matters, in form and substance satisfactory to Agent; provided, that, the opinion of Nevada counsel to Parent may be delivered not more than ten (10) days following the date hereof; provided, further, than any extension of such ten (10) day period shall require the consent of the Required Lenders.

(f)
There shall be no material misstatements of fact in the written materials furnished by the Loan Parties to the Agent or the Lenders prior to closing of this First Amendment, or, after giving effect to the Schedules provided or modified pursuant to this First Amendment, in the representations or warranties of the Loan Parties made in the Agreement.

(g)
All fees payable to the Agent and the Lenders required to be paid on or before the date hereof (including, without limitation, the fees required by the First Amendment Fee Letter) shall have been paid.

(h)
The Agent shall have been reimbursed by the Loan Parties for all reasonable costs and expenses of the Agent (including, without limitation, reasonable attorneys’ fees) in connection with the preparation, negotiation, execution, and delivery of this First Amendment and related documents. The Loan Parties hereby acknowledge and agree that the Agent may charge the Loan Account to pay such costs and expenses.

7.	Miscellaneous.

(a)
This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this First Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this First Amendment.

(b)
This First Amendment, together with the other Loan Documents, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)
Any provision of this First Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d)
The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this First Amendment and are not relying on any representations or warranties of the Agent or the Lenders or their counsel in entering into this First Amendment.

(e)
THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto caused this First Amendment to be duly executed by their respective authorized officers as a sealed instrument as of the date first above written.

BORROWER:
SPECIALTY RETAILERS, INC.
By:    /s/ Oded Shein
Name:    Oded Shein

Title:	Executive Vice President, Chief Financial Officer and Treasurer

FACILITY GUARANTOR AND PARENT:
STAGE STORES, INC.
By:    /s/ Oded Shein
Name:    Oded Shein

Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signatures continue on next page]

[Signatures continued from previous page]

AGENT:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swingline Lender, and Issuing Bank
By:    /s/ Jai Alexander
Name:    Jai Alexander
Title:    Director

LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:    /s/ Jai Alexander
Name:    Jai Alexander
Title:    Director

BANK OF AMERICA, N.A.
By:    /s/ Peter M. Walther
Name:    Peter M. Walther
Title:    Senior Vice President

JPMORGAN CHASE BANK, N.A.
By:    /s/ Jon Eckhouse
Name:    Jon Eckhouse
Title:    Authorized Officer

REGIONS BANK
By:    /s/ Connie Ruan
Name:    Connie Ruan
Title:    Vice President

SUNTRUST BANK
By:    /s/ Christopher N. Jensen
Name:    Christopher N. Jensen
Title:    Vice President

Updated Schedule 1.1

Schedule 1.1
Lenders and Commitments

Lender	Commitment		Commitment Percentage
	Ordinary Commitment	Seasonal Commitment Increase Period Commitment	Ordinary Commitment Percentage	Seasonal Commitment Increase Period Commitment Percentage
Wells Fargo Bank, National Association	$133,300,000	$183,300,000	33.325%	x/y
JPMorgan Chase Bank, N.A.	$75,000,000	$75,000,000	18.750%	x/y
Regions Bank	$75,000,000	$75,000,000	18.750%	x/y
Bank of America, N.A.	$66,700,000	$66,700,000	16.675%	x/y
SunTrust Bank	$50,000,000	$50,000,000	12.500%	x/y
	$400,000,000	$450,000,000	100%	100%

x= as to each Lender, other than the Seasonal Increase Commitment Lender, such Lender’s Ordinary Commitment, and as to the Seasonal Increase Commitment Lender, the sum of such Lender’s Ordinary Commitment plus the Seasonal Commitment Increase Utilized Amount.

y= Adjusted Total Commitments